As filed with the Securities and Exchange Commission on June 13, 2024
Registration Statement No. 333-197738
Registration Statement No. 333-231707

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
 FORM S-8 REGISTRATION STATEMENT NO. 333-197738
FORM S-8 REGISTRATION STATEMENT NO. 333-231707
UNDER THE SECURITIES ACT OF 1933

Via Renewables, Inc.
(Exact name of registrant as specified in its charter)

Delaware	46-5453215
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

12140 Wickchester Ln., Suite 100
Houston, Texas	77079
(Address of Principal Executive Offices)	(Zip Code)

Spark Energy, Inc. Long-Term Incentive Plan
Spark Energy, Inc. Second Amended and Restated Long Term Incentive Plan

(Full title of the plans)

Mike Barajas
Chief Financial Officer
12140 Wickchester Ln., Suite 100
Houston, Texas  77079
(281) 214-0777
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:
Clint H. Smith
Jones Walker LLP
201 St. Charles Avenue, Suite 5100
New Orleans, Louisiana  70170-5100
(504) 582-8429

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to each of the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) of Via Renewables, Inc. (the “Registrant”) is being filed to terminate all offerings under the below listed Prior Registration Statements and deregister any and all securities that remain unsold pursuant to the below listed Prior Registration Statements.

1.
Registration Statement on Form S-8, File No. 333-197738, filed with the Securities and Exchange Commission (the “Commission”) on July 31, 2014, registering the offer and sale of 1,375,000 shares of the Registrant’s Class A common stock, par value $0.01 per share (“Class A Common Stock”), issuable pursuant to the Spark Energy, Inc. Long-Term Incentive Plan; and

2.
Registration Statement on Form S-8, File No. 333-231707, filed with the Commission on May 23, 2019, registering the offer and sale of 1,500,000 shares of the Registrant’s Class A Common Stock issuable pursuant to the Spark Energy, Inc. Second Amended and Restated Long Term Incentive Plan.

On June 7, 2024, the Registrant’s requisite stockholders approved an Agreement and Plan of Merger, dated as of December 29, 2023, by and among the Company, Retailco, LLC, a Texas limited liability company (“Parent”), and NuRetailco LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, Merger Sub was merged with and into the Company, with the Company surviving the merger and becoming a wholly-owned subsidiary of Parent and Keith Maxwell, III (Parent’s indirect, sole owner) (the “Merger”).

The Merger became effective on June 13, 2024. As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Prior Registration Statements. In accordance with an undertaking made by the Registrant in the Prior Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, the Registrant hereby removes from registration all of such securities registered but unsold under the Prior Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 13, 2024.

Via Renewables, Inc.

By:	/s/ Mike Barajas
Mike Barajas
Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.